STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement") dated as February 11, 2019, by John D. Ballard ("Seller") and JUN CHEN Limited. ("Purchaser").

Background

Seller is selling an aggregate of pre reverse split common shares of Fifty two million (52,000,000) shares of Common Stock represented by book entry at Transhare Transfer agent $.0001 value per share (the "Stock"), of ZYQC Group Limited(formerly Tundra Gold Corp.,) a corporation organized under the laws of Nevada. (the "Company").

Seller desire to sell, and Purchaser desire to purchase, the Stock pursuant to this Agreement.

In consideration of the promises and covenants set forth herein, the parties agree as follows:

ARTICLE I

SALE OF STOCK

Section I.I Sale of Stock. Subject to the terms and conditions herein stated, Seller agree to sell, assign, transfer and deliver the Stock to Purchaser on the Closing Date, and Purchaser agree to purchase from Seller on the Closing Date, Fifty two million shares (52,000,000) Common Stock which represents the control block of ZYQC Group Limited..

Section I.2 Price. Purchaser agree to pay to Seller the aggregate amount of US $20,000 or $00077 price per share(the "Purchase Price") with $20,000 in cash being due upon FINRA's approval of the corporate actions that include the reverse split and name change.

Section I.3 Closing. The closing of the Sale referred to in Section I.I (the "Closing") shall take place on or before February 7, 2019. Such time and date are herein referred to as the "Closing Date."

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, represents and warrants as follows:

Section 2.I Status of Company. The Company is a corporation duly organized, public reporting company , and in good standing under the laws of Nevada .

Section 2.2 Ownership of Stock. Seller are the lawful owners of the Stock to be sold to the Purchaser or their designees, which shall be free and clear of all liens, other than any of the foregoing arising from actions by Purchaser ("Encumbrances") as of the Closing referenced below. The delivery to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of any and all Encumbrances.

Section 2.3 Authorization and Validity of Agreement. Seller has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due execution of this Agreement by Purchaser, is a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

Section 2.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Seller and the consummation by Seller of the sale of the Stock as contemplated herein and the other transactions contemplated hereby (the "Sale") (a) will not violate the provisions of the Articles of Incorporation or Bylaws of the Company, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which any Seller, the Company or any Subsidiary (as hereinafter defined) is bound or by which any of their respective properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date (as defined in Section I.3), and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any Seller, the Company or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any Seller, the Company or any Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

Section 2.5 Accuracy of Information. None of the representations and warranties of Seller contained herein or in the documents furnished by them pursuant hereto contain any material misstatement of fact, or omit to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants as follows:

Section 3.I Consents and Approvals; No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) will not violate any statute, rule, regulation, order or decree of any public body or authority by which any Purchaser is bound or by which any of its properties or assets are bound, (b) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date (except compliance with federal securities laws) and (c) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or

(with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of any Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound.

Section 3.2 Available Funds. Purchaser will have on the Closing Date sufficient funds, Four hundred dollars which will be wired on or before February 7, 2019.

Section 3.3 Litigation. There is no action, suit or proceeding, at law or in equity by any Person or any arbitration or any administrative or other proceeding before any governmental body or instrumentality or agency, pending or, to the knowledge of the Purchaser, threatened in writing, which is reasonably likely to have a material adverse effect on Purchaser' ability to consummate the Sale and the other transactions contemplated by this Agreement.

Section 3.4 Accuracy of Information. None of the representations and warranties of Purchaser contained herein or in the documents furnished pursuant hereto contain any material misstatement of fact, or omit to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

PURCHASER: 陈俊

JUN CHEN

SELLER: John Ballard

John Ballard